Exhibit 99.1

Celsion Announces Appointment of Two New Members to Its Board of Directors

LAWRENCEVILLE, N.J. – December 17, 2015 – Celsion Corporation (NASDAQ: CLSN), a fully-integrated oncology company focused on the development of a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies for the treatment of cancer and other difficult-to-treat diseases, today announced the appointment of Donald P. Braun, Ph.D. and Andreas Voss, M.D., to the Company’s Board of Directors.

“We are delighted and fortunate to welcome Dr. Voss and Dr. Braun, both of whom bring a wealth of experience and knowledge in oncology drug development to our Board,” said Michael H. Tardugno, Celsion's chairman, president and chief executive officer. “Dr. Voss’s international clinical experience and direct involvement with the development of Avastin® and Dr. Braun’s extensive experience in pre-clinical research and in particular with IL-12 will provide relevant and current insights for Celsion’s strategic framework and will be invaluable as we continue forward with the development of GEN-1, Celsion’s IL-12 immunotherapy candidate that has demonstrated a synergistic anti-cancer effect in preclinical combination studies with Avastin® and Doxil®.”

Dr. Braun brings over 30 years of research expertise in oncology, with a focus on immunotherapy and the effectiveness and impact of chemotherapy protocols on various cancers and tumor types, and currently serves as Vice President Translational Research and Chief Science Officer at the Cancer Treatment Centers of America. Prior to his current role, he was the Scientific Director of the Cancer Center and Professor of Medicine and Immunology at Rush Medical College in Chicago, and the Administrative Director of the Cancer Institute and a Professor of Surgery with tenure at the Medical College of Ohio. Dr. Braun has been appointed to and served on more than a dozen federal government and public advisory committees on oncology and immunology. He received his Ph.D. in Immunology and Microbiology from the University of Illinois at the Medical Center in Chicago.

Dr. Voss currently serves as Vice President of Clinical Affairs in Europe at Caris Life Sciences, a biotechnology company focused on implementing personalized medicine in oncology through its liquid biopsy technology. Prior to joining Caris in 2010, he was responsible for the global clinical development of Avastin® and a member of the Corporate Drug Safety Board at F. Hoffmann-La Roche. Before joining Roche in 2006, he was Medical Director for the Lung Cancer Disease Area at AstraZeneca, and from 2000 to 2003, he was the Medical Director for Anti-infectives and Oncology at Bayer GmbH. From 1996 to 2000, Dr. Voss was Head of Medical Research, Oncology at Asta Medica AG. Dr. Voss received his M.D. from the University of Hamburg Medical School and was a postdoctoral fellow at the University of California at San Diego. He is board certified in internal medicine.

About Celsion Corporation

Celsion is a fully-integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company's lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer and in Phase II development for the treatment of recurrent chest wall breast cancer. Celsion’s pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers. Celsion has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies, including TheraPlas™ and TheraSilence™. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; FDA and regulatory uncertainties and risks; the significant expense, time, and risk of failure of conducting clinical trials; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion's periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church
Sr. Vice President and CFO
609-482-2455
jchurch@celsion.com

Celsion Media Contacts

Harriet Shelare
Director, Communications

806-483-1721
hshelare@celsion.com

Bill Berry

Berry & Company
212-253-8881
bberry@berrypr.com